VOTING AGREEMENT


         This Voting Agreement (this "Agreement") is made and entered into as of November 13, 2001, by and between Atlantic Bank of New York, a New York State chartered commercial bank ("Buyer"), and the undersigned stockholder ("Stockholder") of Yonkers Financial Corporation, a Delaware corporation ("Seller").

                                    RECITALS

         WHEREAS, Buyer and Seller have entered into an Agreement and Plan of Merger, dated November 13, 2001 (as may be amended, the "Merger Agreement"), which provides for the merger (the "Merger") of Seller with and into Buyer, with Seller being the surviving corporation.

         WHEREAS, Stockholder is the record holder and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such number of shares of the outstanding common stock, par value $.01 per share, of the Seller as indicated on the final page of this Agreement (the "Shares").

         WHEREAS, Buyer desires Stockholder to agree, and Stockholder is willing to agree, not to transfer or otherwise dispose of any of the Shares, or any other shares of capital stock of Seller acquired hereunder and prior to the Termination Date (as defined in Section 1.1 below, except as otherwise permitted hereby), and to vote the Shares and any other such shares of capital stock of Seller in a manner so as to facilitate consummation of the transactions contemplated by the Merger Agreement (the "Proposed Transaction"), as provided herein.

         NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

         1. AGREEMENT TO RETAIN SHARES.

               1.1 TRANSFER AND ENCUMBRANCE. Other than as provided herein, until the Termination Date, Stockholder shall not hereafter (a) sell, tender, transfer, pledge, encumber, assign or otherwise dispose of any of the Shares or New Shares (as defined in Section 1.2 below), (b) deposit any Shares or New Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or New Shares or grant any proxy or power of attorney with respect thereto, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, transfer, pledge, encumbrance, assignment or other disposition of any Shares or New Shares, or (d) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing Stockholder's obligations under this Agreement. Notwithstanding the restrictions set forth in this Section 1.1, nothing shall prohibit Stockholder from transferring the Shares or New Shares provided the person or entity to whom such Shares or New Shares are transferred agrees to be bound by the terms of this Agreement. As used herein, the term "Termination Date" shall mean the earlier to occur of (i) the Effective Time (as defined in the Merger Agreement); and (ii) such date and time as the Merger Agreement shall be terminated pursuant to Article VI thereof.

              1.2 ADDITIONAL PURCHASES. Stockholder agrees not to aquire, directly or indirectly, beneficial ownership of any shares of capital stock of Seller after the execution of this Agreement and prior to the Termination Date ("New Shares").

         2. AGREEMENT TO VOTE SHARES. At every meeting of the stockholders of Seller called with respect to any of the following matters, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of Seller with respect to any of the following matters, Stockholder shall vote the Shares and any New Shares: (i) in favor of approval of the Merger Agreement and the Proposed Transaction and any matter necessary for consummation of the Proposed Transaction; (ii) against (x) approval of any Acquisition Proposal (as defined in the Merger Agreement), (y) any proposal for any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Seller under the Merger Agreement or which could result in any of the conditions of Seller's obligations under the Merger Agreement not being fulfilled, and (z) any action which could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect consummation of the Proposed Transaction; and (iii) in favor of any other matter necessary for consummation of the Proposed Transaction which is considered at any such meeting of stockholders or in such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing or, at the request of Buyer, to permit Buyer to vote such Shares and New Shares directly.

         3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF STOCKHOLDER. Stockholder hereby represents, warrants and covenants to Buyer as follows:

              3.1 DUE AUTHORITY. Stockholder has full power, corporate or otherwise, and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by or on behalf of Stockholder and constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms.

              3.2 NO CONFLICT; CONSENTS. (a) The execution and delivery of this Agreement by Stockholder do not, and the performance by Stockholder of the obligations under this Agreement and the compliance by Stockholder with any provisions hereof do not and will not, (i) conflict with or violate any law, statute, rule, regulation, order, writ, judgment or decree applicable to Stockholder or the Shares, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or the Shares are bound.

                   (b) The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority by Stockholder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make

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

such filings or notifications, could not prevent or delay the performance by Stockholder of its obligations under this Agreement in any material respect.

              3.3 OWNERSHIP OF SHARES. Stockholder (i) is the beneficial owner of the Shares, which at the date hereof are, and at all times up until the Termination Date will be, free and clear of any liens, claims, options, charges, proxies or voting restrictions or other encumbrances, and (ii) does not beneficially own any shares of capital stock of Seller other than the Shares.

         4. NO LIMITATION ON DISCRETION AS DIRECTOR. Notwithstanding anything herein to the contrary, the covenants and agreements set forth herein shall not prevent Frederic H. Gould from exercising his duties and obligations as a Director of Seller or otherwise taking any action, subject to the applicable provisions of the Merger Agreement, while acting in such capacity as a director of Seller.

         5. ADDITIONAL DOCUMENTS. Stockholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Buyer to carry out the intent of this Agreement.

         6. CONSENT AND WAIVER. Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Proposed Transaction under the terms of any agreements to which Stockholder is a party or pursuant to any rights Stockholder may have.

         7. TERMINATION. This Agreement shall terminate and shall have no further force or effect as of the Termination Date.

         8. APPRAISAL AND DISSENTERS RIGHTS. Stockholder hereby waives and agrees not to assert, demand or exercise any rights of appraisal or dissenters in connection with the Merger.

         9. MISCELLANEOUS.

               9.1 SEVERABILITY. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

               9.2 BINDING EFFECT AND ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either party without the prior written consent of the other party.

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

               9.3 AMENDMENTS AND MODIFICATIONS. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

               9.4 SPECIFIC PERFORMANCE; INJUNCTIVE RELIEF. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in any state or federal court in the State of New York, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

               9.5 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and sufficient if delivered in person, by cable, telegram or facsimile (with confirmation of receipt), or sent by mail (registered or certified mail, postage prepaid, return receipt requested) or overnight courier (prepaid) to the respective parties as follows:

                  If to Buyer:              Atlantic Bank of New York
                                            960 Avenue of the Americas
                                            New York, New York  10001
                                            Attention: James Maxwell, Esq.

                  with a copy to:           Thacher Proffitt & Wood
                                            11 West 42nd Street
                                            New York, New York  10036
                                            Attention:  Robert C. Azarow, Esq.

                  If to Stockholder:        To the address for notice set forth
                                            on the last page hereof

                  with a copy to:           Gould Investors, LP
                                            60 Cutter Mill Road
                                            Great Neck, New York  11021
                                            Attention:  Simeon Brinberg

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective upon receipt.

               9.6 GOVERNING LAW; JURISDICTION AND VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof. The parties hereto agree that all actions and proceedings arising in connection with this Agreement or any agreement, document or instrument executed in connection herewith shall be tried and litigated in the state and Federal courts located in New York, New York (other than appeals from those courts that may have to be heard outside of New York, New York).

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

               9.7 ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

               9.8 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

               9.9 EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

               9.10 NO AGREEMENT UNTIL EXECUTED. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (i) the Board of Directors of Seller has approved the Merger Agreement and the Proposed Transaction, (ii) the Merger Agreement is executed by all parties thereto, and
(iii) this Agreement is executed by all parties hereto.


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


         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

                                     ATLANTIC BANK OF NEW YORK.


                                     By: /s/ Thomas M. O'Brien
                                        ------------------------------------
                                        Thomas M. O'Brien
                                        President and Chief Executive Officer


                                     GOULD INVESTORS, L.P.
                                     BY GEORGETOWN PARTNERS, INC.
                                     MANAGING GENERAL PARTNER

                                     By: /s/ Simeon Brinberg
                                        ------------------------------------
                                        Name: Simeon Brinberg
                                        Title:  Senior Vice President


                                     Address for Notice:


                                     GOULD INVESTORS, LP
                                     --------------------------------------
                                     60 CUTTER MILL ROAD
                                     --------------------------------------
                                     GREAT NECK, NEW YORK  11021
                                     --------------------------------------


                                     Shares beneficially owned:


                                     362,300 shares of Common Stock of Yonkers
                                     Financial Corporation



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